Exhibit 10.54

VIRGIN MEDIA INC.

909 Third Avenue

New York, New York 10022

Mr. Mark Schweitzer

[Address Intentionally Omitted]

February 4, 2010

Dear Mark,

Amendment Letter to your Employment Agreement

Reference is made to the employment agreement, dated as of September 18, 2007, between you and Virgin Media Inc., and as amended by letter agreement, dated as of November 28, 2008, July 31, 2009 and December 10, 2009 between you and Virgin Media Inc. (the “Employment Agreement”).

In consideration of the mutual covenants contained herein, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the terms of the Employment Agreement will remain in effect in all respects, except as follows:

Additional Cash Bonus:

In addition to any amount payable pursuant to Section 6(c) of the Employment Agreement, the Executive shall be eligible to receive a cash bonus of up to £165,000, subject to the achievement of performance conditions established by the Chief Executive Officer and the Compensation Committee and such payment, if any, shall be made as soon as practicable following the execution and delivery to the Company of the general release of claims set forth in Section 6(f) of the Employment Agreement and the expiration of any applicable revocation period and, in any event, no later than March 15, 2011.

Long Term Incentive Plan:

The Company shall, subject to your execution and delivery to the Company of the general release of claims set forth in Section 6(f) of the Employment Agreement, make, on a basis pro rata to your service in 2008 through 2010 as a percentage of the total period, any 2008/2010 Long Term Incentive Plan vesting or payment of the restricted stock unit element of such plan, if any, to you at the same time such payments are made to the Company’s employees and, in any event, no later than March 15, 2011.

Exercise period for vested stock options:	The exercise period for any stock options issued under the Virgin Media Inc. 2006 Stock Incentive Plan which have vested as at June 30, 2010 shall be extended from three months to twelve months.

This letter confirms our understanding on these matters and your Employment Agreement with the Company is amended in accordance with the foregoing.  Terms used but not defined in this letter shall have the meaning of such terms as defined in your Employment Agreement.

This letter shall be governed by and construed in accordance with the internal laws of the State of New York (without regard, to the extent permitted by law, to any conflict of law rules which might result in the application of laws of any other jurisdiction).

Yours sincerely,

VIRGIN MEDIA INC.

By:	/s/ Bryan H Hall
Name:	Bryan H Hall
Title:	Secretary and General Counsel

AGREED & ACCEPTED:

/s/ Mark Schweitzer
Mark Schweitzer